News Release

Contact
Investors	Ed Kiker	904-357-9186
Media	Russell Schweiss	904-357-9158

For release at 8 a.m. EDT

Rayonier Reports Third Quarter Results

JACKSONVILLE, FL, October 24, 2013 - Rayonier (NYSE:RYN) today reported third quarter 2013 net income attributable to shareholders of $57 million, or 44 cents per share, compared to $80 million, or 62 cents per share, in the prior year period.
For the first nine months, net income attributable to shareholders was $292 million, or $2.23 per share, compared to $203 million, or $1.58 per share, in the prior year period. Pro forma net income1 was $232 million, or $1.77 per share, compared to $198 million, or $1.54 per share, in 2012.
Cash provided by operating activities was $334 million for the first nine months of 2013 compared to $354 million for the prior year period. Year-to-date cash available for distribution (CAD)2 was $222 million versus $261 million in the first nine months of 2012. The 2013 cash flow metrics are below the prior year periods primarily due to a tax payment of $70 million to exchange the alternative fuel mixture credit (AFMC) for additional cellulosic biofuel producer credit (CBPC).
The following table summarizes the current quarter and comparable prior period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2013		September 30, 2012
	$	EPS	$	EPS
Net income attributable to Rayonier	$57	$0.44	$80	$0.62
Less: Discontinued operations (Wood Products, net)	—	—	(1)	(0.01)
Pro forma net income	$57	$0.44	$79	$0.61
The following table summarizes the year-to-date and comparable prior period results:

	Nine Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2013		September 30, 2012
	$	EPS	$	EPS
Net income attributable to Rayonier	$292	$2.23	$203	$1.58
Less: Gain related to consolidation of New Zealand JV	(16)	(0.12)	—	—
Less: Discontinued operations (Wood Products, net)	(44)	(0.34)	(5)	(0.04)
Pro forma net income	$232	$1.77	$198	$1.54
“We are pleased to report solid operating results this quarter in line with our expectations. Forest Resources benefited from improved prices reflecting the early stages of a U.S. housing recovery, strong export and domestic markets in the Pacific Northwest and New Zealand, and favorable weather-related supply conditions in our Atlantic region. In Performance Fibers, results were impacted as expected by the planned extended shutdown of the Jesup

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Mill and start-up costs associated with the successful completion in July of our Cellulose Specialties Expansion (CSE) project," said Paul G. Boynton, Chairman, President and CEO.

Forest Resources
Third quarter sales of $111 million were $51 million above the prior year period, while operating income of $23 million improved $12 million. Year-to-date sales of $277 million increased $113 million from 2012, while operating income of $57 million rose $30 million above prior year results. Third quarter and year-to-date 2013 periods included $51 million and $99 million, respectively, of sales and $4 million and $7 million, respectively, of operating income from the consolidation of the New Zealand joint venture (JV).
In the Atlantic region, operating results improved due to higher prices from sustained rainfalls which limited supply, and steady demand. The Gulf region operating results improved due to higher sawlog demand, increased volumes from our December 2012 Texas acquisition and higher non-timber income. In the Pacific Northwest, third quarter and year-to-date results reflected higher prices and volumes driven largely by stronger export and domestic demand, partially offset by increased logging and road maintenance costs.

Real Estate
Third quarter sales of $14 million were slightly higher and operating income of $8 million was comparable to the prior year period. 2013 third quarter included a mix shift from non-strategic to rural sales. Year-to-date sales of $52 million were $14 million above 2012, and operating income of $30 million was $10 million above the prior year as higher non-strategic prices and volumes more than offset lower rural prices. Third quarter and year-to-date rural prices reflect a 4,500 acre sale in which the Company retained timber harvest rights.

Performance Fibers
Third quarter and year-to-date sales of $224 million and $761 million were $64 million and $32 million, respectively, below the prior year period due to the timing of cellulose specialties orders and a decrease in absorbent material volumes as we transition from this business in conjunction with the CSE project. Third quarter and year-to-date operating income of $63 million and $233 million decreased $39 million and $32 million, respectively, due to the planned extended shutdown at the Jesup Mill and higher wood and production costs. The 2013 results also reflected a third quarter product mix shift from absorbent materials to commodity viscose as a result of the CSE project transition.

Other Items
Third quarter corporate and other operating expenses of $9 million were comparable to the prior year period. Excluding the gain related to the consolidation of the New Zealand JV, year-to-date expenses increased $3 million due to higher legal expenses. The 2012 period also benefited from a $2 million insurance recovery.
Interest and other expenses were $6 million above the prior year third quarter primarily due to a $3 million charge on the early redemption by the noteholders of $31.5 million of our $172.5 million Senior Exchangeable Notes due 2015. The charge represents the difference between the carrying value and the fair market value of the debt and the write off of certain debt costs due to the early redemption. Also, third quarter 2012 included a reversal of a $3 million tax interest accrual. Year-to-date interest and other expenses were $7 million below the prior year period primarily due to lower borrowing rates and higher capitalized interest related to the CSE project.
The third quarter effective tax rate before discrete items was 19.8 percent compared to 26.8 percent in the prior year period. The year-to-date effective tax rate before discrete items was 21.3 percent compared to 26.5 percent in the prior year period. The current quarter and year-to-date decline in the effective tax rates was primarily due to proportionately higher earnings from REIT operations in 2013 and a benefit associated with the internal transfer of timberland properties.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Including discrete items, the third quarter effective tax rate was 16.5 percent versus 23.2 percent in the prior year period. On a year-to-date basis, the effective tax rate was 11.1 percent compared to 21.5 percent in 2012, as the 2013 AFMC for CBPC exchange was higher than the 2012 exchange.
Outlook
“We are on track for another strong year as our businesses continue to execute well, generating operating cash flows that are well above our dividends,” added Boynton. “In Forest Resources, we expect recent improved pricing to be sustained as we capitalize on local market conditions in the Southeast and benefit from strong export and domestic demand in the Northwest and in New Zealand. In Real Estate, we anticipate fourth quarter sales and earnings will be substantially above third quarter due to the timing of closings and demand for non-strategic properties.

In this transition phase for Performance Fibers, we are pleased to report that the quality of cellulose specialties produced from our recently converted Jesup Mill C-line has been excellent and the qualification process with customers is proceeding well. Overall, we continue to expect 2013 operating income will be slightly above 2012, and 2013 EPS will be moderately above 2012 reflecting lower income tax and interest expense,” concluded Boynton.

Further Information
A conference call will be held on Thursday, October 24, 2013 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 989-7543, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1 Pro forma net income is a non-GAAP measure which is defined and reconciled to GAAP in the attached exhibits.
2 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 50 percent of the company's sales are outside the U.S. to customers in approximately 20 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
___________________________________________________________________________
Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend,” "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers business; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so;

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors (such as the currently pending Chinese anti-dumping investigation of dissolving pulp, which has been disclosed in our public filings); changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and to fund distributions using cash generated through our taxable REIT subsidiaries, and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2013 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
SALES	$384.8	$409.1	$386.2	$1,187.6	$1,070.8
Costs and Expenses
Cost of sales	287.2	297.7	259.2	850.9	738.5
Selling and general expenses	15.3	16.9	15.5	48.4	50.6
Other operating (income) expense, net	(1.3)	—	0.3	(5.2)	(6.4)
OPERATING INCOME BEFORE GAIN ON CONSOLIDATION OF NEW ZEALAND JOINT VENTURE	83.6	94.5	111.2	293.5	288.1
Gain related to consolidation of New Zealand joint venture	—	16.1	—	16.1	—
OPERATING INCOME	83.6	110.6	111.2	309.6	288.1
Interest expense	(13.0)	(10.0)	(8.3)	(30.8)	(36.1)
Interest and miscellaneous (expense) income, net	(0.7)	2.5	0.3	1.9	0.3
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	69.9	103.1	103.2	280.7	252.3
Income tax expense (a)	(11.5)	(15.2)	(23.9)	(31.2)	(54.3)
INCOME FROM CONTINUING OPERATIONS	58.4	87.9	79.3	249.5	198.0
Income from discontinued operations, net of income tax expense	—	—	1.3	44.4	5.1
NET INCOME	58.4	87.9	80.6	293.9	203.1
Less: Net income attributable to noncontrolling interest	1.0	0.7	—	1.7	—
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$57.4	$87.2	$80.6	$292.2	$203.1
EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.45	$0.69	$0.65	$1.97	$1.62
Discontinued Operations	—	—	0.01	0.36	0.04
Net Income	$0.45	$0.69	$0.66	$2.33	$1.66
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.44	$0.67	$0.61	$1.89	$1.54
Discontinued Operations	—	—	0.01	0.34	0.04
Net Income	$0.44	$0.67	$0.62	$2.23	$1.58

Pro forma Net Income (b)	$0.44	$0.54	$0.61	$1.77	$1.54

Weighted Average Common
Shares used for determining
Basic EPS	126,122,151	126,027,297	122,848,705	125,549,133	122,552,910
Diluted EPS	130,913,404	130,767,249	129,959,666	130,788,974	128,548,552
(a) The nine months ended September 30, 2013 include a $19 million discrete tax benefit from the exchange of the AFMC for the CBPC. The three and nine months ended September 30, 2012 include a benefit of $3 million and $12 million, respectively, from the exchange.
(b) Pro forma Net Income per share is a non-GAAP measure. See Schedule E for a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2013 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$260.7	$280.6
Current deferred tax assets	62.9	15.8
Other current assets	317.6	270.0
Timber and timberlands, net of depletion and amortization (a)	2,103.5	1,573.3
Property, plant and equipment	1,986.8	1,887.3
Less - accumulated depreciation	(1,118.4)	(1,180.3)
Net property, plant and equipment	868.4	707.0
Investment in New Zealand JV (a)	—	72.4
Other assets	205.0	203.9
	$3,818.1	$3,123.0
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$10.0	$150.0
Other current liabilities	229.7	157.8
Long-term debt	1,646.3	1,120.1
Non-current liabilities for dispositions and discontinued operations	67.1	73.6
Other non-current liabilities	180.1	183.5
Total Rayonier Inc. shareholders’ equity	1,589.5	1,438.0
Noncontrolling interest (a)	95.4	—
Total shareholders' equity	1,684.9	1,438.0
	$3,818.1	$3,123.0

(a) On April 4, 2013 Rayonier increased its ownership in the New Zealand JV from 26 percent to 65 percent. The results of the JV's operations and balance sheet have been included in the Company's consolidated financial statements since that date.

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2013 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2013	2012
Cash provided by operating activities:
Net income	$293.9	$203.1
Depreciation, depletion and amortization	132.8	100.1
Non-cash cost of real estate sold	4.3	3.0
Gain on sale of discontinued operations, net	(42.7)	—
Other items to reconcile net income to cash provided by operating activities	33.8	13.9
Changes in working capital and other assets and liabilities	(17.6)	33.5
Tax payment to IRS to exchange AFMC for CBPC	(70.3)	—
	334.2	353.6
Cash used for investing activities:
Capital expenditures	(122.5)	(112.0)
Purchase of additional interest in New Zealand joint venture	(139.9)	—
Purchase of timberlands	(11.7)	(11.6)
Jesup mill cellulose specialties expansion (gross purchases of $140.8 and $130.7, net of purchases on account of $3.4 and $25.9)	(137.4)	(104.8)
Proceeds from disposition of Wood Products business, net of tax payments of $16.0	68.1	—
Change in restricted cash	4.0	(12.8)
Other	0.2	4.3
	(339.2)	(236.9)
Cash (used for) provided by financing activities:
Increase in debt, net of issuance costs	154.4	152.7
Dividends paid	(175.1)	(152.4)
Proceeds from the issuance of common shares	9.2	20.7
Excess tax benefits on stock-based compensation	8.2	7.1
Repurchase of common shares	(11.3)	(7.8)
	(14.6)	20.3
Effect of exchange rate changes on cash	(0.3)	(0.1)
Cash and cash equivalents:
Change in cash and cash equivalents	(19.9)	136.9
Balance, beginning of year	280.6	78.6
Balance, end of period	$260.7	$215.5

C

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
September 30, 2013 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Sales
Forest Resources	$111.3	$109.1	$59.9	$277.4	$164.7
Real Estate	14.1	13.4	13.0	51.8	37.4
Performance Fibers
Cellulose specialties	200.1	233.1	247.2	680.1	679.5
Viscose/other	15.1	—	—	15.1	—
Absorbent materials	9.0	19.9	41.0	66.3	114.1
Total Performance Fibers	224.2	253.0	288.2	761.5	793.6
Other Operations	35.3	33.9	26.3	97.4	76.7
Intersegment Eliminations	(0.1)	(0.3)	(1.2)	(0.5)	(1.6)
Total sales	$384.8	$409.1	$386.2	$1,187.6	$1,070.8

Pro forma operating income (a)
Forest Resources	$23.2	$20.9	$11.2	$57.3	$27.4
Real Estate	7.5	6.1	8.4	30.5	20.9
Performance Fibers	62.7	79.1	101.5	233.4	265.8
Other Operations	(0.3)	1.8	(0.4)	1.6	(0.2)
Corporate and other (a)	(9.5)	(13.4)	(9.5)	(29.3)	(25.8)
Pro forma operating income (a)	$83.6	$94.5	$111.2	$293.5	$288.1

(a)
The nine months ended September 30, 2013 and the three months ended June 30, 2013 exclude a $16.1 million gain related to consolidation of the New Zealand joint venture. Pro forma operating income is a non-GAAP measure. See Schedule E for reconciliation.

D

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2013 (unaudited)
(millions of dollars except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Nine Months Ended
	September 30,	September 30,
	2013	2012
Cash provided by operating activities	$334.2	$353.6
Capital expenditures (b)	(122.5)	(112.0)
Change in committed cash	0.5	6.2
Excess tax benefits on stock-based compensation	8.2	7.1
Other	1.4	6.0
Cash Available for Distribution	$221.8	$260.9

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the change in committed cash, and other items which include cash provided by discontinued operations, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital expenditures exclude strategic capital. For the nine months ended September 30, 2013, strategic capital totaled $140.8 million for the Jesup mill cellulose specialties expansion, $11.7 million for timberland acquisitions and $139.9 million for the acquisition of an additional interest in the New Zealand joint venture. For the nine months ended September 30, 2012, strategic capital totaled $130.7 million for the Jesup mill cellulose specialties expansion and $11.6 million for timberland acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended			Three Months Ended
	June 30, 2013			September 30, 2012
	$	Per Diluted Share		$	Per Diluted Share

Operating income	$110.6			$111.2
Gain related to consolidation of New Zealand joint venture	(16.1)			—
Pro forma operating income	$94.5			$111.2

Net income attributable to Rayonier Inc.	$87.2	$0.67		$80.6	$0.62
Gain related to consolidation of New Zealand joint venture	(16.1)	(0.13)		—	—
Discontinued operations	—	—		(1.3)	(0.01)
Pro forma net income	$71.1	$0.54		$79.3	$0.61

		Nine Months Ended
		September 30, 2013		September 30, 2012
		$	Per Diluted Share	$	Per Diluted Share
Operating income		$309.6		$288.1
Gain related to consolidation of New Zealand joint venture		(16.1)		—
Pro forma operating income		$293.5		$288.1

Net income attributable to Rayonier Inc.		$292.2	$2.23	$203.1	$1.58
Gain related to consolidation of New Zealand joint venture		(16.1)	(0.12)	—	—
Discontinued operations		(44.4)	(0.34)	(5.1)	(0.04)
Pro forma net income		$231.7	$1.77	$198.0	$1.54

E